UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2005

GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-01520 (Commission File Number)	34-0244000 (I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California (Address of principal executive offices)	95670 (Zip Code)

Registrant’s telephone number, including area code: 916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURE

Item 8.01. Other Events

Olin Judgment

     On March 31, 2005, we received notice that the United States Sixth Circuit Court of Appeals denied our petition for rehearing that we filed with the Court following its November 22, 2004 decision in the case of GenCorp Inc. v. Olin Corporation. In that decision, the Court of Appeals upheld the decision of the U.S. District Court for the Northern District of Ohio to the effect that we were contributorily liable under CERCLA arising from environmental liability at the Big D Campground landfill site (see additional discussion in Note 13(b) of Notes to Consolidated Financial Statements of our Form 10-K for the fiscal year ended November 30, 2004).

     Still pending before the district court and not addressed in the Court of Appeals’ decision, are GenCorp’s claims that under the terms of the 1962 Agreement, Olin had a contractual obligation to insure against environmental and other risks and that its failure to protect such insurance payments under these policies precluded Olin from recovery against us for these remediation costs.

     Further, our claims that any failure on Olin’s part to comply with the terms of such insurance policies would result in our being entitled to breach of contract remedies resulting in a reduction in any CERCLA liability amounts determined to be owed to Olin that would have otherwise been recovered from Olin’s insurance carriers (the Reduction Claims).

     As we have disclosed in previous filings, our total potential liability under the lower court’s judgment is approximately $19 million, plus pre-judgment and judgment interest in the amount of approximately $11 million. If we are required to satisfy the judgment, we believe that we will be able to do so out of funds or financing sources available to us.

     We had previously concluded that it was not appropriate to accrue amounts relating to this matter (i) because we believed we would prevail on appeal in the Sixth Circuit Court of Appeal, and (ii) because of claims that Olin has pending against its insurers in federal court in New York because (a) if Olin prevails, we will ultimately benefit from available insurance proceeds up to potentially the entire amount of any monies we are obligated to pay Olin under CERCLA or (b) if Olin does not prevail, Olin may nevertheless be liable to us for breach of its contractual obligations to provide insurance in an amount up to the entire amount of monies we are obligated to pay Olin under CERCLA.

     We have filed with the Court of Appeals a motion to stay the issuance of its mandate pending our petition for a writ of certiorari to the U.S. Supreme Court. We are currently evaluating the potential impact that this most recent ruling denying our petition for rehearing may have to our results of operation and financial position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Robert G. Hall
	Name:	Robert G. Hall
	Title:	Assisant Secretary

Dated: April 4, 2005